REDFIN CORPORATION
AMENDED AND RESTATED CERTIFICATE OF DESIGNATION
OF PREFERENCES, RIGHTS AND LIMITATIONS OF
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 242 of the Delaware General Corporation Law

The undersigned, Christopher Nielsen, does hereby certify that:

1. He is the Chief Financial Officer of Redfin Corporation, a Delaware corporation (the “Corporation”).

2. In accordance with the provisions of Section 151 of the Delaware General Corporation Law (the “DGCL”) and pursuant to the authority under the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors (“Board of Directors” or the “Board”) of the Corporation is authorized to issue from time to time up to 10,000,000 shares of the Corporation’s Preferred Stock, par value $0.001 per share, in one or more series.

3. The Board of Directors previously adopted resolutions authorizing the creation and issuance of a series of Preferred Stock designated as the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock was filed with the Secretary of State of the State of Delaware on March 31, 2020.

4. On June 12, 2020, the Board of Directors approved and adopted the following resolution approving this Amended and Restated Certificate of Designation (this “Certificate of Designation” or this “Certificate”) for purposes of amending and restating certain provisions of the Series A Preferred Stock.

5. On June 12, 2020, the holders of a majority of the shares of Series A Preferred Stock then outstanding approved the following resolution to approve this Certificate of Designation:

NOW THEREFORE, BE IT RESOLVED that, pursuant to the authority of the Board of Directors as required by Section 242 of the DGCL, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, the Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock that fixes the relative rights, preferences privileges, powers and restrictions of such series shall be amended and restated as follows:

1.    Designation and Number of Shares. There shall hereby be created and established a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The authorized number of shares of Series A Preferred Stock shall be 40,000 shares.

2.    Definitions. For purposes of this Amended and Restated Certificate of Designation (the “Certificate of Designation”), the following terms shall have the following meanings:

(a)    “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b)    “Additional Amount” means, as of a particular date of determination, with respect to each share of Series A Preferred Stock, the product of (i) the result of the following formula: (A) the Dividend Rate multiplied by (B) the quotient of the number of days from and including the last Dividend Date with respect to which Dividends have been paid by the Corporation on shares of Series A Preferred Stock, or the Initial Issuance Date if no Dividend Date has occurred, through and including the day immediately before the Conversion Date or other date of determination for each share of Series A Preferred Stock (as the case may be) for which such determination is being made divided by 360; multiplied by (ii) the Stated Value.

(c)    “Bloomberg” means Bloomberg Financial Markets.

(d)    “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(e)    “Calendar Quarter” means each of the following periods: (i) the period beginning on and including January 1 and ending on and including March 31; (ii) the period beginning on and including April 1 and ending on and including June 30; (iii) the period beginning on and including July 1 and ending on and including September 30; and (iv) the period beginning on and including October 1 and ending on and including December 31.

(f)    “Cash Dividend Share Price” means the arithmetic average of the VWAP of the Common Stock on each of the ten (10) Trading Days immediately preceding the applicable Dividend Date.

(g)    “Closing Sale Price” means, for any security as of any date, the closing trade price or last bid price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price or last bid price (as the case may be), then the closing trade price or last bid price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the closing trade price or last bid price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the closing trade price or last bid price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing trade price or last bid price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Markets Pink Open Market. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Corporation and the Required Holders. If the Corporation and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 4(c)(iii). All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

(h)    “Common Equity” of any Person means capital stock of such Person that is generally entitled (i) to vote in the election of directors of such Person or (ii) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.

(i)    “Common Stock” means (i) the Corporation’s shares of common stock, par value $0.001 per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(j)     “Conversion Price” means, with respect to each share of Series A Preferred Stock, as of any Conversion Date or other particular date of determination, $19.51, subject to adjustment as provided herein.

(k)    “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

(l)    “Dividend Rate” means five and one-half percent (5.5%) per annum.

(m)    “Eligible Market” means the Principal Market, The New York Stock Exchange, the NYSE American, The Nasdaq Global Market or The Nasdaq Capital Market.

(n)    “Equity Conditions” means: (i) on each day during the period beginning one (1) month prior to the applicable date of determination and ending on and including the applicable date of determination, the Registration Statement (as defined in the Registration Rights Agreement (as defined below)) shall be effective and the prospectus contained therein shall be available for use for the sale of all of the Registrable Securities (as defined in the Registration Rights Agreement) unless all the outstanding Registrable Securities are otherwise freely tradable without restriction by the Holders, provided that this clause (i) shall not apply to the payment of Dividend Shares with respect to the July 1, 2020 Dividend Date; (ii) on each day during the period beginning one (1) month prior to the applicable date of determination and ending and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock is listed on the Principal Market and shall not have been suspended from trading on the Principal Market (other than (x) suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Corporation or (y) general suspensions of trading affecting all issuers listed on the Principal Trading Market) nor shall delisting or suspensions (other than general suspensions of trading affecting all issuers listed on the Principal Trading Market) be pending within three (3) months of the applicable date of determination; (iii) on each day during the Equity Conditions Measuring Period, the Corporation shall have delivered shares of Common Stock upon conversion of the shares of Series A Preferred Stock to the Holders on a timely basis as set forth in Section 4(c); (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Principal Market; (v) there shall not have occurred or be continuing a Triggering Event or an event that with the passage of time or giving of notice would constitute a Triggering Event; and (vi) the Corporation shall have no knowledge of any fact that would reasonably be expected to cause the Registration Statement to not be effective or the prospectus contained therein to not be available for use for the sale of all of the Registrable Securities (disregarding any limitation on conversion or exercise contained therein) unless all the outstanding Registrable Securities are otherwise freely tradable without restriction by the Holders.

(o)    “Final Redemption Date” means, with respect to each share of Series A Preferred Stock, November 30, 2024.

(p)    “Fundamental Transaction” means the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s wholly-owned subsidiaries; provided, however, that a transaction described in clause (i) or (ii) in which the holders of all classes of the Corporation’s Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Transaction.|

(q)    “GCL” means the Delaware General Corporation Law.

(r)    “Holder” means a holder of Series A Preferred Stock.

(s)    “Initial Issuance Date” means the date on which the Series A Preferred Stock is issued pursuant to the terms of the Securities Purchase Agreement.

(t)    “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such subsidiaries the assets of which constitute all or substantially all of the business of the Corporation and its subsidiaries taken as a whole, in a single transaction or series of transactions.

(u)    “Make Whole Shares” means that number of shares equal to (i) the Make Whole Share Value divided by (ii) the Stock Dividend Price.

(v)    “Make Whole Share Value” means (i) with respect to the Triggering Event Redemption Price, an amount equal to all scheduled dividend payments (excluding any accrued Dividends included in the Additional Amount) on the Series A Preferred Stock for all the remaining dividend periods (including any partial dividend period) from, and including, as applicable, the date of the Notice of Redemption at Option of Holder to, but excluding the Final Redemption Date, and (ii) with respect to a Fundamental Transaction, an amount equal to all scheduled and unpaid dividend payments on the Series A Preferred Stock for all the remaining dividend periods (including any partial dividend period) from, and including, as applicable, the last date upon which the Corporation paid the Dividend to, but excluding, the Final Redemption Date.

(w)     “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(x)    “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security are quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(y)    “Person” means an individual, a limited liability Corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(z)    “Principal Market” means The Nasdaq Global Select Market.

(aa)    “Registration Rights Agreement” means that certain registration rights agreement by and among the Corporation and the initial Holders of the Series A Preferred Stock relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon payment of dividends or otherwise pursuant to this Certificate of Designation, as such agreement may be amended from time to time as provided in such agreement.

(bb)    “Required Holders” means, as of a particular date of determination, the Holders of shares of Series A Preferred Stock representing at least a majority of the aggregate shares of Series A Preferred Stock then outstanding.

(cc)    “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Corporation and the initial Holder, dated as of March 29, 2020, as such agreement further may be amended from time to time as provided in such agreement.

(dd)    “Stated Value” means $1,000.00 (as subject to adjustment is the case of any stock splits, stock combination or similar recapitalization affecting the Series A Preferred Stock).

(ee)    “Stock Dividend Price” means, with respect to each applicable Dividend Date, $17.95, as adjusted for any stock split, stock dividend or other similar transaction.

(ff)    “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity), formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(gg)    “Threshold Price” means $27.32, as adjusted for any stock split, stock dividend or other similar transaction.

(hh)    “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York City Time).

(ii)    “Transaction Documents” means the Securities Purchase Agreement, this Certificate of Designation, the Registration Rights Agreement, and all other instruments and documents executed or delivered in connection with the consummation of the transactions contemplated by the Securities Purchase Agreement.

(jj)     “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Markets Pink Open Market. If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Corporation and the applicable Holder. If the Corporation and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 4(c)(iii). All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

3.    Dividends. Each holder of shares of Series A Preferred Stock (each a “Holder,” and together, the “Holders”) shall be entitled to receive dividends (the “Dividends”), payable on the Stated Value of each share of Series A Preferred Stock held by such Holder at the Dividend Rate in the manner provided below in this Section 3. Dividends on each share of Series A Preferred Stock shall accrue daily at the Dividend Rate, commencing on the Initial Issuance Date, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day following the end of each Calendar Quarter during the period beginning on the Initial Issuance Date and ending on, and including, the Final Redemption Date (each, a “Dividend Date”), with the first Dividend Date being July 1, 2020. If a Dividend Date is not a Business Day, then the applicable Dividends shall be due and payable on the first (1st) Business Day immediately following such Dividend Date. Dividends shall be payable in shares of Common Stock (“Dividend Shares”); provided, however, that unless the Equity Conditions are and remain satisfied during the entire period commencing ten (10) Trading Days prior to the applicable Dividend Date through the later of such Dividend Date or the date on which the applicable Dividends are paid, the applicable Dividends shall be payable in cash. The Corporation shall provide a written notice (the “Dividend Notice”) to each Holder of shares of Series A Preferred Stock at least ten (10) Trading Days prior to each applicable Dividend Date (the “Dividend Notice Date”) certifying that the Equity Conditions are satisfied as of the applicable Dividend Notice Date or stating that the Equity Conditions are not satisfied as of the applicable Dividend Notice Date. If the

Equity Conditions were satisfied as of the applicable Dividend Notice Date but the Equity Conditions are no longer satisfied at any time prior to or on the Dividend Date, the Corporation shall provide each Holder a subsequent notice to that effect indicating that the applicable Dividends shall be paid in cash to such Holder. If any of the Equity Conditions are not satisfied as of the applicable Dividend Notice Date, the applicable Dividends shall be paid in cash to such Holder. Dividends paid in Dividend Shares shall be paid in a number of freely tradable, fully paid and non-assessable shares of Common Stock equal to the quotient of (i) the Additional Amount divided by (ii) the Stock Dividend Price, provided that no fractional shares of Common Stock shall be issued pursuant to the foregoing quotient and the portion of such Additional Amount that would result in the issuance of fractional shares of Common Stock shall instead be payable by the Corporation in cash on the applicable Dividend Date. If the Dividends are to be paid in cash instead of Dividend Shares because any of the Equity Conditions are not satisfied, then the Corporation shall pay to each Holder cash in an amount equal to the product of (1) the number of Dividend Shares the Holder would have received if the Dividends had been paid in Dividend Shares and (2) the Cash Dividend Share Price. If any Dividend Shares are to be issued on a Dividend Date, then the Corporation shall provide instructions to the Transfer Agent to credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s balance account with the Transfer Agent within two (2) Trading Days of the applicable Dividend Date, which such shares shall bear a restrictive legend in the form set forth below.

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND ARE “RESTRICTED SECURITIES” AS THAT TERM IS DEFINED IN RULE 144 UNDER THE SECURITIES ACT. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

Notwithstanding the foregoing, in the event that the Holder has notified the Corporation that the issuance of any Dividend Shares shall cause such Holder’s beneficial ownership of Common Stock to exceed the Maximum Percentage, the Corporation shall, at its election, either pay the portion of such Dividends that, if paid in Dividend Shares, would cause the Holder’s beneficial ownership of Common Stock to exceed the Maximum Percentage (the “Excess Dividend Shares”), in cash in an amount equal to the product of (1) the number of such Excess Dividend Shares and (2) the Stock Dividend Price or (ii) hold such Excess Dividend Shares in abeyance, and credit such Excess Dividend Shares to Holder’s balance account with the Transfer Agent within two (2) Trading Days of the delivery of notice from the Holder that the issuance of such Excess Dividend Shares to such Holder shall not cause such Holder’s beneficial ownership of Common Stock to exceed the Maximum Percentage as set forth in Section 7.

4.    Conversion. Shares of Series A Preferred Stock shall be convertible into Common Stock on the terms and conditions set forth in this Section 4.

(a)    Holder’s Conversion Right. Subject to the provisions of Section 7, at any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of shares of Series A Preferred Stock into fully paid and nonassessable shares of Common Stock in accordance with Section 4(c).

(b)    Conversion. The number of shares of Common Stock issuable upon conversion of each share of Series A Preferred Stock pursuant to Section 4(a) shall be determined as follows (the “Conversion Amount”): (i)    that number of shares of Common Stock equal to (A) the Stated Value divided by (B) the Conversion Price; plus (ii)    that number of shares of Common Stock equal to (A) the Additional Amount divided by (B) Stock Dividend Price.

No fractional shares of Common Stock are to be issued upon the conversion of any share of Series A Preferred Stock, and in lieu thereof, the Corporation shall pay cash to the Holder on the applicable Share Delivery Date (as defined below) equal to the product of such fractional share multiplied by the Closing Sale Price of the Common Stock for the Trading Day immediately preceding the applicable Conversion Date (as defined below).

(c)    Mechanics of Conversion. The conversion of shares of Series A Preferred Stock shall be conducted in the following manner:

(i)    Holder’s Delivery Requirements. To convert shares of Series A Preferred Stock into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by electronic mail (or otherwise deliver pursuant to Section 20), for receipt on or prior to 11:59 p.m., New York City Time, on such date, a copy of a completed notice of conversion executed by the registered Holder of the shares of Series A Preferred Stock subject to such conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Corporation and (B) if required by Section 4(c)(vii), surrender to a common carrier for delivery to the Corporation as soon as practicable following such date the original certificates representing the shares of Series A Preferred Stock being converted (or comply with the procedures set forth in Section 15) (the “Preferred Share Certificates”).

(ii)    Corporation’s Response. Upon receipt by the Corporation of a copy of a Conversion Notice, the Corporation shall as soon as practicable, but in any event within one (1) Trading Day after receipt thereof, send, via electronic mail, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Corporation of such Conversion Notice (the “Share Delivery Date”), the Corporation shall provide instructions to the Transfer Agent to credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s balance account with the Transfer Agent on or before the Share Delivery Date, which such shares shall bear a restrictive legend in the form set forth in Section 3. If the number of shares of Series A Preferred Stock represented by the Preferred Share Certificate(s) submitted for conversion, as may be required pursuant to Section 4(c)(vii), is greater than the number of shares of Series A Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, cause the Transfer Agent to issue and deliver to the Holder a new Preferred Share Certificate representing the number of shares of Series A Preferred Stock not converted.

(iii)    Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price of the Common Stock or the arithmetic calculation of the Conversion Amount, the Corporation shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via electronic mail within one (1) Trading Day of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Corporation are unable to agree upon the determination of the Closing Sale Price of the Common Stock or arithmetic calculation of the Conversion Amount within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Corporation shall within one (1) Business Day submit via electronic mail (A) the disputed determination of the Closing Sale Price of the Common Stock to an independent, reputable investment bank selected by the Corporation and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Amount to the Corporation’s independent, outside accountant. The Corporation shall cause, at the Corporation’s expense, the investment bank or the accountant (as the case may be) to perform the determinations or calculations and notify the Corporation and the Holders of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

(iv)    Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of shares of Series A Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on the Conversion Date.

(v)    Corporation’s Failure to Timely Convert.

(A)    Buy-In. If within two (2) Trading Days after the Corporation’s receipt of a completed Conversion Notice the Corporation shall fail to issue and deliver a certificate to a Holder or provide instructions to the Transfer Agent to credit such Holder’s balance account with the Transfer Agent on or before such second (2nd) Trading Day (as the case may be) for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of shares of Series A Preferred Stock (a “Conversion Failure”), and if on or after such Trading Day such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the shares of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Corporation, then the Corporation shall, in addition to all other rights and remedies available to such Holder, within three (3) Trading Days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate or credit such Holder’s balance account with the Transfer Agent (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such shares of Common Stock or provide instructions to the Transfer Agent to credit such Holder’s balance account with the Transfer Agent (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price of the Common Stock on the Conversion Date.

(B)    If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the third (3rd) Trading Day after the Share Delivery Date with respect to a conversion of shares of Series A Preferred Stock, then the Holder, upon written notice to the Corporation, with a copy to the Transfer Agent, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any shares of Series A Preferred Stock that have not been converted pursuant to such Holder’s Conversion Notice; provided that the voiding of a Holder’s Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice pursuant to Section 4(d)(v) or otherwise.

(vi)    Disputes. If a dispute arises as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of shares of Series A Preferred Stock, the Corporation shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 4(c)(iii).

(vii)    Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of shares of Series A Preferred Stock in accordance with the terms hereof, any Holder thereof shall not be required to physically surrender the certificate representing the shares of Series A Preferred Stock to the Corporation unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted or (B) such Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of shares of Series A Preferred Stock upon physical surrender of any shares of Series A Preferred Stock. The Holders and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holders and the Corporation, so as not to require physical surrender of the certificate representing the shares of Series A Preferred Stock upon each such conversion. In the event of any dispute or discrepancy, such records of the Corporation establishing the number of shares of Series A Preferred Stock to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if shares of Series A Preferred Stock represented by a certificate are converted as aforesaid, a Holder may not transfer the certificate representing the shares of Series A Preferred Stock unless such Holder first physically surrenders the certificate representing the shares of Series A Preferred Stock to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new certificate of like tenor, registered as such Holder may request, representing in the aggregate the remaining number of shares of Series A Preferred Stock represented by such certificate. A Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for shares of Series A Preferred Stock shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(vii)

THEREOF. THE NUMBER OF SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(vii) OF THE CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(d)    Taxes. The Corporation shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of shares of Series A Preferred Stock.

(e)    Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 4(e).

(i)    Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any share split, share dividend, recapitalization or otherwise) its outstanding Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time combines (by combination, reverse share split or otherwise) its outstanding Common Stock into a smaller number of shares and the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(ii)    Recapitalizations. Notwithstanding any other provision contained herein, if and whenever the Corporation shall effect (A) any reorganization or reclassification or recapitalization of its shares, (B) any consolidation or merger of the Corporation with or into any other entity, (C) the sale, transfer or other disposition of the property, assets or business of the Corporation as an entirety or substantially as an entirety, or (D) any other transaction (or any other event) shall occur as a result of which holders of Common Stock shall become entitled to receive any Common Stock, shares of stock or other securities and/or property (including, without limitation, cash but excluding cash dividends) with respect to or in exchange for Common Stock, there shall thereafter be deliverable upon the conversion of the Series A Preferred Stock or any portion thereof (in lieu of or in addition to the shares of Common Stock theretofore deliverable, as appropriate) the highest number of shares of Common Stock, shares of stock or other securities and/or the greatest amount of property (including, without limitation, cash) to which the holder of the number of shares of Common Stock which would otherwise have been deliverable upon conversion of the Series A Preferred Stock or any portion thereof at the time would have been entitled upon such reorganization or reclassification or recapitalization of Common Stock or capital stock, consolidation, merger, sale, transfer, disposition or other transaction or upon the occurrence of such other event, and at the same Conversion Price. Prior to and as a condition of the consummation of any transaction or event described in the preceding sentence, the Corporation shall make equitable, written adjustments in the application of the provisions hereof so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares of Common Stock, shares of stock or other securities or other property thereafter deliverable upon conversion of the Series A Preferred Stock. Any such adjustment shall be made by written notice given by the Corporation to the Holders. This Section 4(e)(ii) shall not apply to any transaction which constitutes or results in a Fundamental Transaction.

(iii)    Other Events. If any event occurs of the type contemplated by the provisions of this Section 4(e) but not expressly provided for by such provisions (including, without limitation, the granting of share appreciation rights, phantom share rights or other rights with equity features), then the Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 4(e).

(iv)    Notices.

(A)    Within one (1) Business Day after any adjustment of the Conversion Price pursuant to this Section 4(e), or of the occurrence of any event of the type described in Section 4(e)(ii), the Corporation will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment or the effects of such event (as the case may be). In the case of a dispute as to the determination of such adjustment or the effects of such event, then such dispute shall be resolved in accordance with the procedures set forth in Section 4(c)(iii).

(B)    The Corporation will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Corporation closes its books or takes a record (1) with respect to any dividend or distribution upon the Common Stock, (2) with respect to any pro rata subscription offer to holders of Common Stock or (3) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such Holder.

(C)    The Corporation will also give written notice to each Holder on the date upon which such Fundamental Transaction or Liquidation Event is announced to the public; provided that such public announcement is made at least five (5) Business Days prior to the consummation of such Fundamental Transaction or Liquidation Event.

5.    Automatic Conversion. If for either (a) each day of the thirty (30) consecutive Trading Day period immediately preceding the date that is three (3) years after the Initial Issuance Date (the “Automatic Conversion Eligibility Date”) or (b) at any time after the Automatic Conversion Eligibility Date, each day of any thirty (30) consecutive Trading Day period until the date that is thirty (30) Trading Days prior to the Final Redemption Date, the Closing Sale Price of the Common Stock exceeds the Threshold Price (such event in clause (a) or (b), an “Automatic Conversion Event”) and the Equity Conditions shall have been satisfied or waived in writing by the Holder on each day of such applicable period in clause (a) or (b) and on each day during the period commencing on the Automatic Conversion Notice Date and ending on the Automatic Conversion Date (each, as defined below), then all outstanding shares of Series A Preferred Stock shall be converted into fully paid, validly issued and nonassessable shares of Common Stock in accordance with Section 4 as of the Automatic Conversion Date (an “Automatic Conversion”). Subject to the last sentence of this Section 5, the Corporation will deliver, within not more than two (2) Trading Days following the date of such Automatic Conversion Event, a written notice thereof by electronic mail or overnight courier to all Holders and the Transfer Agent (the “Automatic Conversion Notice” and the date all of the Holders received such notice by electronic mail is referred to as the “Automatic Conversion Notice Date”). The Automatic Conversion Notice shall be irrevocable. The Automatic Conversion Notice shall include (i) a certification from the Corporation that the Equity Conditions have been met; (ii) the Trading Day upon which the Automatic Conversion Event occurred (the “Automatic Conversion Date”); (iii) the number of shares of Series A Preferred Stock of such Holder subject to the Automatic Conversion; (iv) the aggregate number of shares of Series A Preferred Stock subject to Automatic Conversion from all of the holders of the shares of Series A Preferred Stock pursuant to this Section 5; and (iv) the number of shares of Common Stock to be issued to such Holder on the Automatic Conversion Date as calculated in accordance with Section 4. Any conversion pursuant to Section 4 by a Holder after the Automatic Conversion Notice Date shall reduce the number of shares of Series A Preferred Stock required to be converted on the Automatic Conversion Date. The mechanics of conversion set forth in Section 4(d) shall apply, to the extent applicable, to any Automatic Conversion as if the Corporation had received from the Holder on the Automatic Conversion Date a Conversion Notice with respect to the shares of Series A Preferred Stock being converted pursuant to the Automatic Conversion. Notwithstanding the foregoing, an Automatic Conversion shall not be effective under this Section 5 if the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock of any Holder subject to an Automatic Conversion would cause such Holder’s beneficial ownership of the Common Stock to exceed the Maximum Percentage as set forth in Section 7; provided, however, if the Corporation is unable to cause the Automatic Conversion of all of the shares of Series A Preferred Stock set forth in the Automatic Conversion Notice (such unconverted shares of Series A Preferred Stock being referred to as the “Unconverted Shares”) as a result of the preceding clause, Dividends on such Unconverted Shares shall cease to accrue as of the Automatic Conversion Date and the Corporation shall be allowed to cause the Automatic Conversion of additional Unconverted Shares at such time as the conversion of the Unconverted Shares shall not cause such Holder’s beneficial ownership of Common Stock to exceed the Maximum Percentage as set forth in Section 7.

6.    Other Rights of Holders.

(a)    Redemption at Option of Holders on Triggering Event. A “Triggering Event” shall be deemed to have occurred at such time as any of the following events shall have occurred:

(i)    the effectiveness of the Registration Statement (or the prospectus contained therein) lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable for the sale of all of the Registrable Securities (as defined in the Registration Rights Agreement), other than any Allowed Delay (as defined in the Registration Rights Agreement), unless all the outstanding Registrable Securities are otherwise freely tradable without restriction by the Holders;

(ii)    the suspension from trading or failure of the Common Stock to be listed on an Eligible Market, other than in the case of general suspensions of trading affecting all issuers listed on the Principal Trading Market, for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

(iii)    the Corporation’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within ten (10) Trading Days after the applicable Conversion Date or (B) notice, written or oral, to any Holder of shares of Series A Preferred Stock, including, without limitation, by way of public announcement or through any of its agents, at any time, of its intention not to comply, as required, with a valid request for conversion of any shares of Series A

Preferred Stock into shares of Common Stock that is requested in accordance with the provisions of this Certificate of Designation;

(iv)    at any time following the tenth (10th) consecutive Trading Day that the Required Amount (as defined below) is not available;

(v)    the Corporation’s failure to pay to any Holder any amount when and as due under this Certificate of Designation (including, without limitation, the Corporation’s failure to pay any Dividends) or any other Transaction Document, and any such failure continues uncured for at least ten (10) Business Days after notice from any Holder;

(vi)    bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation and, if instituted against the Corporation by a third party, shall not be dismissed within forty-five (45) days of their initiation;

(vii)    the commencement by the Corporation of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Corporation in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Corporation in furtherance of any such action or the taking of any action by any Person to commence a UCC foreclosure sale or any other similar action under federal, state or foreign law;

(viii)    the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Corporation of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Corporation as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Corporation under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree, order, judgment or other similar document or any such other decree, order, judgment or other similar document unstayed and in effect for a period of forty-five (45) consecutive days;

(ix)    the Corporation breaches any representation, warranty, covenant or other term or condition of any Transaction Document if such breach is reasonably expected to have either (A) a material adverse impact on the business, financial condition or results of operations of the Corporation and its subsidiaries, taken as a whole, or (B) a material adverse impact on the Holder’s economic benefits of the transactions contemplated by the Transaction Documents, and in either case such breach remains uncured for a period of three (3) Business Days following notice from any Holder.

Within two (2) Business Days after the occurrence of a Triggering Event, the Corporation shall deliver written notice thereof via electronic mail or overnight courier (with next day delivery specified) (“Notice of Triggering Event”) to each Holder. At any time after the earlier of a Holder’s receipt of a Notice of Triggering Event and such Holder becoming aware of a Triggering Event, such Holder shall have the right, at such Holder’s option, to require the Corporation to redeem up to all of such Holder’s shares of Series A Preferred Stock by delivering written notice thereof via electronic mail or overnight courier (with next day delivery specified) (“Notice of Redemption at Option of Holder”) to the Corporation, which Notice of Redemption at Option of Holder shall indicate the number of shares of Series A Preferred Stock that such Holder is electing to redeem. In addition to all other rights of such Holder contained herein, each share of Series A Preferred Stock subject to redemption pursuant to this Section 6(a) shall be redeemed by the Corporation in cash at a price per share of Series A Preferred Stock equal to the sum of (1) Stated Value, plus (2) the Additional Amount, plus (3) the Make Whole Share Value (the “Triggering Event Redemption Price”); provided that a Holder may elect to receive, in lieu of cash, shares of Common Stock, which number of shares of Common Stock shall be calculated as follows: (i) that number of shares of Common Stock equal to (A) the Stated Value divided by (B) the Conversion Price; plus (ii) that number of shares of Common Stock equal to (A) the Additional Amount divided by (B) Stock Dividend Price; plus (iii) the Make Whole Shares.

Upon the Corporation’s receipt of the first Notice of Redemption at Option of Holder from any Holder, the Corporation shall immediately, and in any event within one (1) Business Day of such receipt, notify each other Holder by electronic mail of the Corporation’s receipt of such notice. The Corporation shall deliver on the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Redemption at Option of Holder the applicable Triggering Event Redemption Price to all Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Corporation’s receipt of the first Notice of Redemption at Option of Holder. The Corporation shall deliver on the third (3rd) Business Day after the Corporation’s receipt of a Notice of Redemption at Option of Holder the applicable Triggering Event Redemption Price to a Holder who delivers a Notice of Redemption at Option of Holder at any time on or following the fifth (5th) Business Day after the Corporation’s receipt of such the first Notice of Redemption at Option of Holder. To the extent redemptions required by this Section 6(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the shares of Series A Preferred Stock by the Corporation, such redemptions shall be deemed to be voluntary prepayments. If the Corporation is unable to redeem all of the shares of Series A Preferred Stock submitted for redemption, the Corporation shall (i) redeem a pro rata amount from each Holder based on the number of shares of Series A Preferred Stock submitted for redemption by such Holder relative to the total number of shares of Series A Preferred Stock submitted for redemption by all Holders and (ii) in addition to any remedy such Holder may have under this Certificate of Designation and the Securities Purchase Agreement, pay to each Holder interest at the rate of 1.0% per month (prorated for partial months) in respect of each unredeemed share of Series A Preferred Stock until paid in full. In the event of the Corporation’s redemption of any shares of Series A Preferred Stock under this Section 6(a), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any redemption premium due under this Section 6(a) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty.

In the event that the Corporation does not pay the Triggering Event Redemption Price within the time period set forth in Section 6(a), at any time thereafter and until the Corporation pays such unpaid applicable Triggering Event Redemption Price in full, a Holder shall have the option to, in lieu of redemption, require the Corporation to promptly return to such Holder any or all of the shares of Series A Preferred Stock that were submitted for redemption by such Holder under this Section 6(a) and for which the applicable Triggering Event Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Corporation (whether via electronic mail or otherwise) (the “Void Optional Redemption Notice”). Upon the Corporation’s receipt of such Holder’s Void Optional Redemption Notice, (i) such Holder’s Notice of Redemption at Option of Holder shall be null and void with respect to those shares of Series A Preferred Stock subject to such Void Optional Redemption Notice, and (ii) the Corporation shall immediately return to such Holder any shares of Series A Preferred Stock subject to such Void Optional Redemption Notice.

In the event of a dispute as to the determination of the arithmetic calculation of the Triggering Event Redemption Price, such dispute shall be resolved pursuant to Section 4(c)(iii) above with the term “Triggering Event Redemption Price” being substituted for the term “Conversion Amount.” A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 6(a) of less than all of the shares of Series A Preferred Stock represented by a particular Preferred Share Certificate, the Corporation shall promptly cause to be issued and delivered to such Holder of such shares of Series A Preferred Stock a Preferred Share Certificate representing the remaining shares of Series A Preferred Stock which have not been redeemed, if necessary.

(b)    Assumption. The Corporation shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 6(b) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein. The provisions of this Section 6(b) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of the shares of Series A Preferred Stock.

(c)    Purchase Rights. In addition to any adjustments pursuant to Section 4(e), if at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all the record holders of any class of Common Stock (the “Purchase Rights”), then each of the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the shares of Series A Preferred Stock (without taking into account any limitations or restrictions on the convertibility of the shares of Series A Preferred Stock) held by such Holder immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that a Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage).

(d)    Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction, the Corporation shall make appropriate provision to ensure that each Holder will have the right to receive in the Fundamental Transaction for each share of Series A Preferred Stock held by such Holder the cash, securities or other assets to which such Holder would have been entitled had such shares of Series A Preferred Stock been converted into shares of Common Stock immediately prior to the consummation of the Fundamental Transaction (without taking into account any limitations or restrictions on the convertibility of the Series A Preferred Stock contained in this Certificate of Designation). For purposes of this Section 6(d), each share of Series A Preferred Stock shall be deemed convertible into the number of shares of Common Stock determined as follows: (i) that number of shares of Common Stock equal to (A) the Stated Value divided by (B) the Conversion Price; plus (ii) that number of shares of Common Stock equal to (A) the Additional Amount divided by (B) Stock Dividend Price; plus (iii) if the per share consideration to be received by the holders of Common Stock in the Fundamental Transaction is less than the Threshold Price, the Make Whole Shares.

7.    Limitation on Beneficial Ownership. Notwithstanding anything to the contrary contained in this Certificate of Designation, the shares of Series A Preferred Stock held by a Holder shall not be convertible by such Holder, and the Corporation shall not effect any conversion of any shares of Series A Preferred Stock held by such Holder or otherwise issue to such Holder any shares of Common Stock pursuant to this Certificate of Designation (including, without limitation, pursuant to Section 3 or Section 5 hereof), to the extent (but only to the extent) that, if after giving effect to such conversion or issuance (as the case may be), such Holder or such Holder together with any of its affiliates or any other person subject to aggregation with Holder for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act or any “group” (within the meaning of Section 13 of the Exchange Act) of which Holder is or may be deemed to be a part would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the outstanding shares of Common Stock immediately after giving effect to such conversion or issuance (as the case may be). To the extent the above limitation applies, the determination of whether shares of Series A Preferred Stock held by such Holder shall be convertible (vis-a-vis other convertible, exercisable or exchangeable securities owned by such Holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). No prior inability to convert shares of Series A Preferred Stock, or of the Corporation to issue shares of Common Stock to such Holder, pursuant to this Section 7 shall have any effect on the applicability of the provisions of this Section 7 with respect to any subsequent determination of convertibility or issuance (as the case may be). For the purposes of this Section 7, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined by such Holder in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. The provisions of this Section 7 shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 7 to correct this Section 7 (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 7 shall apply to a successor Holder. The holders of shares of Common Stock shall be third party beneficiaries of this Section 7 and the Corporation may not waive this Section 7 without the consent of holders of a majority of its outstanding shares of Common Stock. For any reason at any time, upon the written or oral request of a Holder, the Corporation shall within two (2) Business Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to the exercise of the conversion rights granted to the Holders. To the extent that the Corporation cannot issue shares of Common Stock to the Holder as a result of the Maximum Percentage limitation, the Corporation may request that the Holder provide to the Corporation the Holder’s calculation of its beneficial ownership percentage of the Corporation, and the Holder shall provide such calculation.

8.    Authorized Shares.

(a)    Reservation. The Corporation shall have sufficient authorized and unissued shares of Common Stock for each of the shares of Series A Preferred Stock equal to the sum of (i) the maximum number of shares of Common Stock necessary to effect conversions pursuant to Section 4 as of the Initial Issuance Date (without regard to any limitations on conversion) and (ii) the maximum number of shares of Common Stock necessary to pay Dividends until the Final Redemption Date (without regard to any potential conversion of the Series A Preferred Stock prior to the Final Redemption Date). So long as any of the shares of Series A Preferred Stock are outstanding, the Corporation shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock and issuance of all Dividend Shares hereunder, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the shares of Series A Preferred Stock then outstanding and the issuance of all remaining Dividend Shares; provided, that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Amount”).

(b)    Insufficient Authorized Shares. If at any time while any of the shares of Series A Preferred Stock remain outstanding the Corporation does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the shares of Series A Preferred Stock or the Dividend Shares at least a number of shares of Common Stock equal to the Required Amount, then the Corporation shall as promptly as practicable take all action necessary to increase the Corporation’s authorized shares of Common Stock to an amount sufficient to allow the Corporation to have available the Required Amount for the shares of Series A Preferred Stock then outstanding.

9.    Voting Rights. Holders of shares of Series A Preferred Stock shall have no voting rights, except as required by law, including but not limited to the GCL, and as expressly provided in this Certificate of Designation. To the extent that under the GCL the vote of the holders of the Series A Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series A Preferred Stock, voting together in the aggregate and not in separate series unless required under the GCL, represented at a duly held meeting at which a quorum is presented or by written consent of a majority of the shares of Series A Preferred Stock (except as otherwise may be required under the GCL), voting together in the aggregate and not in separate series unless required under the GCL, shall constitute the approval of such action by both the class or the series, as applicable. Subject to Section 7, to the extent that under the GCL holders of the Series A Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series A Preferred Stock shall entitle the holder thereof to cast that a number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 7) using the record date for determining the stockholders of the Corporation eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of the Series A Preferred Stock shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Corporation’s bylaws and the GCL.

10.    Redemption on Final Redemption Date. Upon the Final Redemption Date, all then outstanding shares of Series A Preferred Stock shall be automatically redeemed and the Holder may elect, at its option as described below, to receive upon such redemption shares of Common Stock, cash, or a combination thereof on the Final Redemption Date. On or prior to the date that is ten (10) Trading Days prior to the Final Redemption Date, each Holder shall deliver a written notice to the Corporation that shall state (a) the number of shares of Series A Preferred Stock to be automatically redeemed, (b) the Holder’s election as to whether to receive shares of Common Stock, cash, or a combination thereof, and the Holder’s calculation of the number of shares of Common Stock and/or cash to be received and (c) if cash is elected, wire instructions for payment of the cash amount upon redemption. If the Holder elects to receive shares of Common Stock in payment of the redemption, the shares of Common Stock issuable upon redemption of each share of Series A Preferred Stock shall be the sum of (i) that number of shares of Common Stock equal to (A) the Stated Value divided by (B) the Conversion Price; plus (ii) that number of shares of Common Stock equal to (A) the Additional Amount divided by (B) Stock Dividend Price. If the Holder elects to receive cash in payment of the redemption, the cash amount payable per share of Series A Preferred Stock redeemed shall be the sum of (1) Stated Value plus (2) the Additional Amount. Within two (2) Business Days of the Final Redemption Date, the Corporation shall deliver to Holder in accordance with the Holder’s election, as applicable, (x) the shares Common Stock payable upon redemption in accordance with the procedures set forth in Section 4(c)(ii) and/or (y) cash payable upon redemption the delivery in accordance with the Holder’s wire instructions included in the Holder’s redemption notice.

11.    Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the capital shares of the Corporation of any class junior in rank to the shares of Series A Preferred Stock in respect of the preferences as to distributions and payments on the liquidation, dissolution and winding up of the Corporation, an amount per share of Series A Preferred Stock equal to the Stated Value plus the amount of any accrued and unpaid Dividends thereon and declared and unpaid dividends thereon; provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred shares of the Corporation that are of equal rank with the shares of Series A Preferred Stock as to payments of Liquidation Funds (the “Pari Passu Shares”), then each Holder and Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificates of designation (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of shares of Series A Preferred Stock and Pari Passu Shares. To the extent necessary, the Corporation shall cause such actions to be taken by any of its subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 11. All the preferential amounts to be paid to the Holders under this Section 11 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Corporation to the holders of shares of other classes or series of preferred shares of the Corporation junior in rank to the shares of Series A Preferred Stock in connection with a Liquidation Event as to which this Section 11 applies. The purchase or redemption by the Corporation of shares of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

12.    Preferred Rank. Unless the Corporation creates or authorizes (by reclassification or otherwise) a new class or series of capital stock that is pari passu with the Series A Preferred Stock with respect to dividends or the distribution of assets on a Liquidation Event or the Required Holders have consented to the creation of a new class or series of capital stock that is senior to the Series A Preferred Stock pursuant to Section 14(c) of this Certificate of Designation, all shares of capital stock of the Corporation shall be of junior rank to all shares of Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon a Liquidation Event. The rights of holders of all other shares of capital stock of the Corporation shall be subject to the preferences and relative rights and interests of the shares of Series A Preferred Stock. In the event of the merger or consolidation of the Corporation with or into another corporation, the shares of Series A Preferred Stock shall maintain their relative powers, rights, interests, designations and preferences provided for herein and no merger shall result inconsistent therewith. Nothing contained herein shall permit any action by the Corporation to adversely affect any dividend, redemption or conversion rights of any Holder. For any reason at any time, upon the written or oral request of a Holder, the Corporation shall on the date of such request confirm orally and in writing to such Holder the aggregate Stated Value of all Series A Preferred Stock then outstanding.

13.    Participation. The Holders shall, as holders of shares of Series A Preferred Stock, be entitled to such dividends paid and distributions (including, without limitation, dividends or distributions in the form of purchase rights or other options) made to the holders of Common Stock to the same extent as if such Holders had converted the shares of Series A Preferred Stock into shares of Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock, provided, however, that to the extent that a Holder’s right to participate in any such dividend or distribution would result in such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such dividend or distribution to such extent (or the beneficial ownership of any such shares of Common Stock as a result of such dividend or distribution to such extent) and such dividend or distribution to such extent shall be held in abeyance for the benefit of such Holder until such time, if ever, as its right thereto would not result in such Holder exceeding the Maximum Percentage.

14.    Vote to Change the Terms of or Issue Series A Preferred Stock. In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Corporation shall not: (a) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any certificate of designation or articles of amendment of any series of preferred shares, if such action would adversely alter or change the preferences, rights, interests, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (b) increase or decrease (other than by conversion) the authorized number of shares of the Series A Preferred Stock; (c) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over with the Series A Preferred Stock with respect to dividends or the distribution of assets on a Liquidation Event; (d) pay dividends or make any other distribution on any shares of any capital stock of the Corporation junior in rank to the Series A Preferred Stock; or (e) issue any shares of Series A Preferred Stock other than pursuant to the Securities Purchase Agreement.

15.    Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any Preferred Share Certificates representing the shares of Series A Preferred Stock, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Corporation in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Share Certificate(s), the Corporation shall execute and deliver new Preferred Share Certificate(s) of like tenor and date; provided, however, the Corporation shall not be obligated to re-issue Preferred Share Certificates if the Holder contemporaneously requests the Corporation to convert such shares of Series A Preferred Stock into shares of Common Stock.

16.    Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder may cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to seek injunctive relief restraining any breach.

17.    Noncircumvention. The Corporation will not, by amendment of its Certificate of Incorporation, bylaws, this Certificate of Designation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designation and in the taking of all such actions as may reasonably be requested by the Required Holders in order to protect the conversion privilege of the holders of Series A Preferred Stock, consistent with the tenor and purpose of this Certificate of Designation. Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of Common Stock receivable upon the conversion of any Series A Preferred Stock above the Conversion Price then in effect, and (b) will take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of shares of Series A Preferred Stock. Amounts set forth or provided for herein relating to the Series A Preferred Stock with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof).

18.    Construction. This Certificate of Designation shall be deemed to be jointly drafted by the Corporation and the initial Holder and shall not be construed against any person as the drafter hereof.

19.    Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

20.     Notice. Whenever notice is required to be given under this Certificate of Designation, unless otherwise provided herein, such notice must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) when sent, if sent by electronic mail (provided that such sent electronic mail is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s electronic mail server that such electronic mail could not be delivered to such recipient)electronic mail; and(c) one

(1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case properly addressed to the party to receive the same. The addresses for such communications shall be:

If to the Corporation:

Redfin Corporation
Attn: General Counsel
1099 Stewart Street, Suite 600
Seattle, Washington 98101

Email: anthony.kappus@redfin.com

With a copy (for informational purposes only) to:

Fenwick & West LLP
1191 Second Avenue, 10th Floor
Seattle, Washington 98101
Attention: Alan Smith
James Evans
Email: acsmith@fenwick.com
jevans@fenwick.com

If to a holder of Series A Preferred Stock, to its address and electronic mail address set forth in the records of the Corporation, with a copy (for informational purposes only) to:

Greenberg Traurig, LLP
One International Place, Suite 2000
Boston, Massachusetts 02110
Telephone: (617) 310-6000
Email: jacobsonb@gtlaw.com
Attention: Bradley Jacobson, Esq.

or to such other address and/or electronic mail and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

21.    Transfer of Series A Preferred Stock. A Holder may assign some or all of the shares of Series A Preferred Stock without the consent of the Corporation; provided that such Holder provides the Corporation with written notice thereof prior to the transfer and, within a reasonable period of time thereafter, of the transferee and the number of shares of Series A Preferred Stock so transferred.

22.    Series A Preferred Stock Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the Series A Preferred Stock, in which the Corporation or such agency shall record the name, address and electronic mail address of the persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the person in whose name any Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

23.    Disclosure. Upon receipt or delivery by the Corporation of any notice in accordance with the terms of this Certificate of Designation, unless the Corporation has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Corporation, the Corporation shall within four (4) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Corporation believes that a notice contains material, nonpublic information relating to the Corporation, the Corporation so shall indicate to the Holders contemporaneously with delivery of such notice, and in the absence of any such indication, the Holders shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Corporation.

* * * * *

IN WITNESS WHEREOF, the undersigned, being the Chief Financial Officer of the Corporation, has executed this Amended and Restated Certificate of Designation as of the 12th day of June, 2020.

REDFIN CORPORATION

By:	/s/ Christopher Nielsen
Christopher Nielsen Chief Financial Officer

Signature Page

EXHIBIT A

REDFIN CORPORATION CONVERSION NOTICE

Reference is made to the Amended and Restated Certificate of Designation of the Preferences, Rights and imitations of the Series A Convertible Preferred Stock of Redfin Corporation (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), of Redfin Corporation, a Delaware corporation (the “Corporation”), indicated below into shares of Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”), as of the date specified below.

Date of Conversion: _______________________________________________________
Number of shares of Series A Preferred Stock to be converted: _____________________
Share certificate no(s). of Series A Preferred Stock to be converted: _________________
Tax ID Number (If applicable): ______________________________________________

Please confirm the following information:

Conversion Price: ________________________________________________________
Number of shares of Common Stock to be issued: _______________________________

Please issue the shares of Common Stock into which the shares of Series A Preferred Stock are being converted in the following name and to the following address:

Issue to: _________________________________________
Address: _________________________________________
Telephone Number: ________________________________
Email: __________________________________________
Authorization: ____________________________________
By: _____________________________________________
Title: ____________________________________________
Dated: ___________________________________________
Account Number (if electronic book entry transfer): _____________________________
Transaction Code Number (if electronic book entry transfer): ______________________

ACKNOWLEDGMENT
The Corporation hereby acknowledges the attached Conversion Notice and hereby directs American Stock Transfer & Trust Company, LLC to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated [__], 202[_] from the Corporation and acknowledged and agreed to by [__].

REDFIN CORPORATION

By:    ___________________________    Name:    Title: